Exhibit 5.1

Our ref: ANQ/673333-000021/34939935v4

Taoping Inc. Kingston Chambers P.O. Box 173 Road Town, Tortola British Virgin Islands

22 August 2023

Dear Sirs

Taoping Inc. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this legal opinion in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “SEC Act”) for the purposes of, registering with the Commission under the SEC Act, the offering and resale by the Selling Shareholder (as defined below) to the public of up to 20,043,394 ordinary shares with no par value each in the Company issued to the Selling Shareholder under the terms of the SPA (as defined below), consisting of (i) up to 20,000,000 ordinary shares that the Company may, at its discretion, elect to issue and sell to the Selling Shareholder from time to time pursuant to the SPA (the “SPA Shares”) and (ii) 43,394 ordinary shares issued to the Selling Shareholder pursuant to the terms of the SPA as consideration for its commitment to purchase the SPA Shares (the “Commitment Fee Shares” and together with the SPA Shares, the “Ordinary Shares”)

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 21 August 2023, including the Company’s Certificate of Incorporation and its Memorandum and Articles of Association (the “Memorandum and Articles”).

1.2	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 21 August 2023 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.3	The written resolutions of the board of directors of the Company dated 17 July 2023 (the “Resolutions”).

1.4	A Certificate of Incumbency dated 21 August 2023, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 21 August 2023 (the “Certificate of Good Standing”).

1.6	A certificate from a director of the Company (the “Director’s Certificate”).

1.7	The Registration Statement.

1.8	A standby equity purchase agreement dated 17 July 2023 (the “SPA”) made between the Company and Shanjing Capital Group Co. Ltd (the “Investor”), pursuant to which, among other things, the Company may, at its discretion, elect to issue and sell up to $10,000,000 of SPA Shares to the Investor’s designee and sole director and sole shareholder, Jiayi Liang (the “Selling Shareholder”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent’s Certificate, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The SPA has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.2	The SPA is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the Hong Kong (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.3	The choice of the Relevant Law as the governing law of the SPA has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of Hong Kong and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).

2.4	Where the SPA has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of the SPA marked to show changes to a previous draft, all such changes have been accurately marked.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

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2.6	All signatures, initials and seals are genuine.

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the SPA.

2.8	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.9	The Company will have sufficient authorised and unissued Ordinary Shares under the Memorandum and Articles at the time any Ordinary Shares are issued.

2.10	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares.

2.11	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the SPA.

2.12	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

2.13	The Ordinary Shares issued pursuant to the SPA have been, or will be, duly registered, and will continue to be registered, in the name of the Selling Shareholder in the Company’s register of members.

2.14	The Company has received, or will receive, cash consideration or non-cash consideration in consideration for the issue of the Ordinary Shares, and that:

(a)	none of the Ordinary Shares have been, or will be, issued for less than their par value; and

(b)	to the extent that any Ordinary Shares are, or will be, issued, in whole or in part, for non-cash consideration, the value of the non-cash consideration and cash consideration, if any, is not less than the amount credited or to be credited for such Ordinary Shares.

2.15	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

2.16	The SPA has been executed and unconditionally delivered by any director or officer of the Company for and on behalf of the Company.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

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3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	The SPA Shares to be resold by the Selling Shareholder as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the SPA and in accordance with the terms set out in the SPA, such shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.3	The Commitment Fee Shares have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the SPA and in accordance with the terms set out in the SPA, such shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.4	The execution, delivery and performance of the SPA has been authorised by and on behalf of the Company and the SPA has been duly executed and delivered on behalf of the Company and constitutes the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

3.5	Based solely on our review of the Memorandum and Articles, the Company is authorised to issue a maximum of 100,000,000 shares of one class of no par value each.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the SPA will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

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4.2	To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

4.4	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the British Virgin Islands by Orders in Council and/or sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.

4.5	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.1, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.6	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.7	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

We express no view as to the commercial terms of the SPA or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the SPA and express no opinion or observation upon the terms of any such document.

This opinion is addressed to you and may be relied upon by you, your counsel and recipients of Ordinary Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

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Appendix A

Director’s Certificate

To:	Maples and Calder
5th Floor, Ritter House
PO Box 173
Road Town
Tortola
British Virgin Islands

22 August 2023

Dear Sirs

Taoping Inc. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company registered on 23 December 2020 remain in full force and effect and are unamended.

2	The director resolutions dated 17 July 2023 (the “Resolutions”) were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company). The Resolutions have not been amended, varied or revoked in any respect and the directors of the Company have not restricted or limited the powers of any future directors of the Company in any way.

3	Immediately prior to the issue of the Ordinary Shares, the Company has or will have sufficient authorised but unissued shares in order for Ordinary Shares to be issued as contemplated by the SPA.

4	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

5	The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: Remington Hu, Yun Sen Huang, Jiang Huai Lin, Zhi Qiang Zhao and Yong Jiang.

6	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

7	The Company has not created any charges over any of its property or assets.

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8	Prior to, at the time of, and immediately following execution of the SPA and effectiveness of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Registration Statement relates will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the SPA and the Registration Statement for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

9	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

10	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

11	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the Directors and/or the Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

12	The Company has at no time had employees.

13	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

14	The SPA has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

15	The Ordinary Shares issued, or to be issued, pursuant to SPA and re-sold by the Selling Shareholder pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

16	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

17	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the SPA.

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:
Name:
Title:	Director

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